Credit Suisse First Boston Capital LLC
Credit Suisse First Boston LLC
11 Madison Avenue
New York, NY 10010

VARIABLE PREPAID FORWARD AGREEMENT

Date:	________________

To:	________________

From:	Credit Suisse First Boston Capital LLC

Re:	Variable Prepaid Forward Transactions

Transaction ID:    SFD#01

Dear:	________________

The purpose of this letter agreement (the “Agreement”) is to state the terms and conditions of the Variable Prepaid Forward transactions, together with any other derivative transactions that may be entered into, between you (“Counterparty”) and Credit Suisse First Boston Capital LLC, a Delaware limited liability company, (“CSFB Capital”) either on the date hereof or subsequent hereto.

It is contemplated that Counterparty and CSFB Capital shall enter into one or more Variable Prepaid Forward transactions (each, a “Transaction”) (as more fully described in one or more confirmation(s) in substantially the form attached hereto). Each confirmation and any amendments or modifications thereof, which amendments or modifications shall be set forth in an amended and restated Variable Prepaid Forward confirmation, shall be attached as a Schedule hereto and shall become a part hereof (each, a “Confirmation”).

The terms of this agreement shall remain in full force and effect and shall be operative with respect to all Transactions, except as the specific terms set forth in any Confirmation shall vary the terms hereof.

TABLE OF CONTENTS

1. Notice Information	3
2. Representations and Warranties	3
3. Adjustment Events	5
4. Termination Events	6
5. Termination of Transaction	8
6. Payment upon Merger Events	8
7. Expenses	9
8. Set-Off	9
9. Taxes	9
10. Security Agreement	10
11. Remedies upon Security Agreement Default	13
12. Notices	14
13. Furnishing of Specified Information	14
14. Miscellaneous	15
15. Definitions	16

1.   Notice Information

CSFB Capital:	Credit Suisse First Boston Capital LLC c/o Credit Suisse First Boston LLC 11 Madison Avenue New York, NY 10010

Tel: (212) 538 4488 Fax: (212) 325 4585

With a copy to:	Credit Suisse First Boston LLC 11 Madison Avenue, 3rd Floor New York, New York 10010

For payments and deliveries:
Attn.: Ricardo Harewood Tel : (212) 325-8678 Fax: (212) 325-8175

For all other communications:
Attn.: Allen Silberstein / Debra Tageldein Tel: (212) 325 8681 / (212) 325 8655 Fax.: (212) 538 8898

Counterparty:	Wendell H. Murphy, Sr. 4134 Hwy 117 S Rose Hill, North Carolina, 28458

Tel: 910-289-2111 Fax: 910-284-6434

2.    Representations and Warranties

               (A)   General Representations. Each party makes the following representations, and such representations shall be deemed to be repeated and in full force and effect whenever such party enters into a Transaction or any amendment thereto:

               (i)   Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into this Transaction and the Transaction Documents, and as to whether a Transaction under the Transaction Documents is appropriate or proper for it based upon its own judgment and upon advice from its professional advisers. It is not relying, and has not relied, upon any communication (written or oral) of the other party, or any affiliate, employee or agent of the other party, as investment advice, tax advice or as a recommendation to enter into a Transaction under the Transaction Documents; it has conducted its own analyses of the legal, accounting, tax or other implications of any Transaction and the Transaction Documents; it is understood that information and explanations related to the terms and conditions of a Transaction under the Transaction Documents shall not be considered investment advice, tax advice or a recommendation to enter into a Transaction under the Transaction Documents. It is entering into each Transaction and the Transaction Documents with a full understanding of all of the terms and risks thereof (economic and otherwise) and it is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks. It is also capable of assuming (financially and otherwise), and assumes, those risks. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of a Transaction under the Transaction Documents;

               (ii)   Status of Parties. Neither the other party, nor any affiliate, employee, or agent of the other party, is acting as a fiduciary for or an advisor to it in respect of any Transaction or any Transaction Document. Each party is entering into each Transaction and each Transaction Document as a principal on its own behalf as an arm’s-length commercial transaction;

               (iii)   No Violation or Conflict. The execution, delivery and performance of the Transaction Documents and any Transaction thereunder does not violate or conflict with any law applicable to it, any provision of its constitutive documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

               (iv)   Consents. All governmental and other consents that are required to have been obtained by it or made by it with respect to the Transaction Documents and any Transaction thereunder to which it is a party have been obtained or made and are in full force and effect and all conditions of any such consents have been complied with;

               (v)   Obligations Binding. Its obligations under the Transaction Documents and any Transaction constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally, and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law);

               (vi)   No Withholding. Subject to compliance with Section 13(A) (Furnishing of Specified Information — Tax Information), it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any jurisdiction to make any deduction or withholding for or on account of any tax from any payment (other than default interest) to be made by it to the other party under the Transaction Documents and any Transaction thereunder;

               (vii)   Residence. Counterparty hereby represents that the address set forth in Section 1 hereof is Counterparty’s current residence and agrees to provide CSFB Capital 30 calendar days’ prior written notice of any change of residence or domicile;

               (viii)   Securities Contract. It intends and acknowledges that this Agreement, including all Transactions hereunder, shall constitute a “securities contract” as defined in 11 U.S.C. § 741(7) (as in effect on the date of this Agreement) (or any successor provision of similar import); and

               (ix)   Hedging. Counterparty hereby represents that this Agreement and each Transaction have been, and will be, entered into not for the purpose of speculation but solely in connection with the portfolio management, asset, risk, and liability management and hedging activities of Counterparty.

               (B)   Securities Law and Delivery Representations: Each party makes the following representations, warranties and covenants, and such representations, warranties and covenants shall be deemed to be repeated and in full force and effect whenever such party shall make a payment relating to a Transaction or any Transaction Document:

               (i)   No Agency. Each party is entering into the Transaction Documents and any Transaction thereunder for its own account as principal, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest under any Transaction Document or in any Transaction entered into by such party thereunder;

               (ii)   Exemption from Registration. Each party acknowledges its understanding that the offer and the sale of any Transaction is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) of the Securities Act and Regulation D thereunder. In furtherance thereof, each party represents and warrants that (1) it has the financial ability to bear the economic risk of its investment, and (2) it qualified as an “accredited investor” as that term is defined under Regulation D;

               (iii)   Independent Evaluation of Risk and Suitability. Each party has been given the opportunity to ask questions of, and receive answers from, the other party concerning the terms and conditions of the Transaction Documents and any Transaction thereunder and has been given the opportunity to obtain such additional information necessary in order for it to evaluate the merits and risks of the Transaction Documents and any Transaction thereunder (it being understood that CSFB Capital has provided information only in regard to the Transaction Documents and any Transaction thereunder and not in regard to the Shares, which have been selected by Counterparty without any advice from CSFB Capital), and Counterparty has determined that the Transactions contemplated by the Transaction Documents are a suitable investment for it;

               (iv)   No Non-Public Information. Each party represents and warrants that, in effecting the Transaction Documents and any Transaction thereunder, it will not be in possession of any material non-public information with respect to the Issuer that, under the U.S. federal securities laws, it would have to disclose in advance to a party effecting a purchase or sale of the Shares;

               (v)   No Dispositions. Each party fully understands and agrees that it must bear the economic risk of each Transaction for the entire term of each Transaction; and each party understands and agrees that disposition of a Transaction is restricted under the Transaction Documents, the Securities Act and state securities laws. Each party understands that no Transaction has been, or is intended to be, registered under the Securities Act or under the securities laws of certain states and, therefore, no Transaction can be resold, pledged, assigned or otherwise disposed of unless registered under the Securities Act and under the applicable laws of such states, or an exemption from such registration is available. Each party understands and agrees that, except as provided herein, the other party is not obliged to register any Transaction on its behalf or to assist it in complying with any exemption from registration under the Securities Act or state securities laws;

               (vi)   Beneficial Ownership, Power and Authority. Counterparty represents and warrants upon Counterparty’s delivery of the Pledged Securities and Contract Rights that (1) it is the absolute beneficial owner of the Pledged Securities and Contract Rights and the Pledged Securities and Contract Rights are free from all security interests, howsoever created or arising, encumbrances, equities and claims whatsoever (save under Section 10 hereof) and contractual restrictions on transfer (except as disclosed to CSFB Capital in writing) and (2) it has the power to grant the security interest in the Collateral purported to be granted by it hereunder; and

               (vii)   Shares Fully Paid, Non-assessable; No Liens. Counterparty represents and warrants that: (1) the Shares are duly authorized and validly issued, (2) the Shares are fully paid and non-assessable, (3) the Shares are free and clear of any encumbrance, equity, loan, pledge, charge, claim or security interest, howsoever created or arising (except the security interest granted under Section 10 hereof), (4) Counterparty is the sole owner of the Shares with full right to transfer the Shares in accordance with the terms of this Agreement and the related Confirmation and (5) upon delivery of the Shares in accordance with the terms of this Agreement and the related Confirmation, CSFB Capital will be the sole owner of the Shares, free and clear of any encumbrance, equity, loan, pledge, charge, claim or security interest.

               (viii)   Organization; Capacity and Authority. Counterparty represents and warrants that it has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, has all necessary power and authority to perform its obligations under each Transaction Document to which it is a party and to own or hold its properties and to conduct the business in which it is engaged and is duly qualified to do business in each jurisdiction in which the conduct of its business requires such qualification.

3.    Adjustment Events.

               (A)   Potential Adjustment Events. Following the declaration by the Issuer of the terms of any Potential Adjustment Event, the Calculation Agent may make adjustments in accordance with the Method of Adjustment specified in the Confirmation.

               (B)   Calculation Agent Adjustment. If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the Confirmation (or if no Method of Adjustment is specified in the Confirmation of such Transaction), then following the declaration by the Issuer of the terms of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a diluting or concentrative effect on the theoretical value of the relevant Shares and, if so, will (i) make the corresponding adjustment(s), if any, to any one or more of the Initial Price, Base Number of Shares, and any other variable relevant to the exercise, settlement or payment terms of that Transaction as the Calculation Agent determines appropriate to account for that diluting or concentrative effect and (ii) determine the effective date(s) of the adjustment(s). The Calculation Agent may (but need not) determine the appropriate adjustment(s) by reference to the adjustment(s) in respect of such Potential Adjustment Event made by an options exchange to options on the relevant Shares traded on that options exchange.

4.     Termination Events.

               The occurrence at any time of any of the events set forth herein shall constitute a “Termination Event”:

               (A)   Failure to Pay or Deliver. Failure by CSFB Capital or Counterparty to make, when due, any payment or delivery under any Transaction or any Transaction Document required to be made by it if such failure is not remedied on or before the third Business Day after notice of such failure is given to such party.

               (B)   Breach of Agreement. Failure of CSFB Capital or Counterparty to comply with or perform any agreement or obligation (other than an obligation to make any payment or delivery under this Transaction) to be complied with or performed by the party in accordance with any Transaction Document or any Transaction thereunder if such failure is not remedied on or before the tenth day after notice of such failure is given to such party.

               (C)   Misrepresentation. A representation (other than the “No Withholding” representation) made or repeated, or deemed to have been made or repeated, by CSFB Capital or Counterparty in any Transaction Document or any Transaction thereunder proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated.

               (D)    Default under Specified Transaction. Counterparty or any Affiliate of Counterparty (i) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or any early termination of, that Specified Transaction, (ii) defaults, after giving effect to any applicable notice requirement or grace period in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or, with respect to payment defaults, such default continues for at least three Business Days if there is no applicable notice requirement or grace period or, with respect to delivery defaults, such default continues for at least one Business Day if there is no applicable notice requirement or grace period), or (iii) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf).

               (E)   Bankruptcy. CSFB Capital or Counterparty (i) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (ii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iii) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of institution or presentation thereof; (iv) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (v) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (vi) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (v) (inclusive); or (vii) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

               (F)   Tax Event. Due to (x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date hereof (regardless of whether such action is taken or brought with respect to a party hereto) or (y) a Change in Tax Law (either such occurrence constituting a “Tax Event”), CSFB Capital or Counterparty (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding scheduled payment date; (1) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 9 hereof (except in respect of default interest or interest on a delayed payment) or (2) receive a payment from which an amount is required to be deducted or withheld for or on account of a tax (except in respect of default interest or interest on a delayed payment); and no additional amount is required to be paid in respect of such tax under Section 9 hereof (other than by reason of such party’s failure to deliver a tax document pursuant to this Agreement); provided that the Affected Party will, as a condition to its right to terminate a Transaction as a result of such event, use all reasonable efforts (which will not require such party to incur a loss excluding immaterial, incidental expenses) to transfer within 20 days after it gives notice to the other party of such Tax Event all its rights and obligations under such Transaction to another of its offices or Affiliates so that such Tax Event ceases to exist.

               If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given of such Tax Event.

               Any such transfer by a party under this provision will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

               (G)   Security Agreement Default. The occurrence of any of the following shall constitute a “Collateral Agreement Default”: (i) Failure by Counterparty to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with the Security Agreement set forth in Section 10 hereof, if such failure is continuing one Business Day after notice thereof is given to Counterparty; (ii) failure at any time of the Collateral in respect of any Transaction to include, as Eligible Collateral, at least the Base Number of Shares, as adjusted, in respect of that Transaction; (iii) the failing or ceasing of the Security Agreement set forth in Section 10 hereof to be in full force and effect for the purposes of a Transaction (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of Counterparty under such Transaction, without the written consent of CSFB Capital; or (iv) Counterparty disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of the Security Agreement set forth in Section 10 hereof; (v) any involuntary lien of any kind or character is imposed on any Collateral; or (vi) the occurrence of any deterioration or impairment of the Collateral or any part thereof which causes the Collateral in the good faith judgment of CSFB Capital to become unsatisfactory as to character or value.

               (H)   Death or Incompetency. Counterparty (“Principal”) (i) dies; (ii) is declared incompetent by a court of competent jurisdiction due to a physical, mental or emotional condition resulting from injury, sickness, disease or other cause; (iii) becomes unable to act in a prudent, timely, and effective manner as a consequence of any accident, physical or mental condition (whether organic or psychological) or other similar cause for an indefinite period of time (notwithstanding the appointment of a guardian, conservator or other legal representative for Principal), in the opinion of two or more examining physicians appointed by the Calculation Agent (Principal hereby (a) submits to any such examinations reasonably requested by the Calculation Agent for this purpose, and (b) waives, to the fullest extent permitted by applicable law and/or standards of professional conduct, the benefits and privileges of physician-patient confidentiality in this connection); or Principal is sued for divorce if the applicable jurisdiction is a community property state.

               (I)   Additional Termination Event. If any “Additional Termination Event” is specified in the Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties shall be as specified for such Additional Termination Event in such Confirmation).

5.    Termination of Transaction

               (A)   Notice. If a Termination Event occurs with respect to a party (the “Affected Party”), such party will, promptly upon becoming aware of it, notify the other party specifying the nature of that Termination Event and will also give such other information about that Termination Event as the other party may reasonably require.

               (B)   Two Affected Parties. If a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice thereof is given on action to avoid that Termination Event.

               (C)   Right to Terminate. If a transfer under Section 4(F) hereof or an agreement under Section 5(B) hereof, as the case may be, has not been effected within the time therein specified or any other Termination Event occurs, CSFB Capital or any Affected Party in the case of a Tax Event, or the party which is not the Affected Party in the case of any other Termination Event if there is only one Affected Party may, by not more than 20 days’ notice to the other party, designate a day not earlier than the day such notice is effective as an early termination date (the “Early Termination Date”) for all Transactions; provided, however, the designation of an Early Termination Date shall not be conditional upon the receipt of such notification.

               (D)   Effect of Designation. Upon the occurrence or effective designation of an Early Termination Date, the amount, if any, payable in respect of an Early Termination Date shall be determined pursuant to Section 5(F) hereof. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, the Calculation Agent will make the calculations, if any, contemplated by Section 5(F) hereof and will provide to the parties hereto a statement (1) showing, in reasonable detail, such calculations and specifying any amount payable under Section 5(F) hereof and (2) giving details of the relevant account to which any amount payable to it is to be paid.

               (E)   Payment Date. An amount calculated as being due in respect of an Early Termination Date under Section 5(F) hereof will be payable on the day (the “Payment Date”) that is two Business Days after the day on which notice of the amount payable is given. Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment), from (and including) the relevant Early Termination Date to (but excluding) the date such amount is payable at the Default Rate (without proof or evidence of any actual cost and as certified by such party) if it were to fund or of funding such amounts and thereafter to (but excluding) the date such amount is actually paid. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

               (F)   Payments on Early Termination. Promptly after the occurrence of an Early Termination Date, the Calculation Agent will determine, in good faith and, if applicable, in accordance with Section 6 hereof (“Payments upon Merger Events”), the payments due on such date. The Calculation Agent will, subject to the preceding sentence, determine the net losses and costs (or gain) in connection with this Agreement and all Transactions, including any loss of bargain, cost of funding or, without duplication, loss or cost incurred as a result of the termination, liquidation, obtaining or reestablishment of any hedge or related trading position (or any gain resulting from any of them); such amounts include losses and costs (or gains) in respect of any payment or delivery required to have been made on or before the relevant Early Termination Date and not made, except so as to avoid duplication. In accordance therewith, the Calculation Agent shall determine what amount, if any, is payable and by whom on the early Payment Date.

6.    Payment upon Merger Events.

               (A)   If, in respect of a Transaction, “Cancellation and Payment” applies in relation to a Merger Event or Merger Event is specified as an Additional Termination Event, then the Calculation Agent will determine, in accordance with clause (B) below, the value to each party of the Transaction, based on the option value of each of the Transaction’s components, and the net amount to be paid, if any, by one party (the “Payer”) to the other party (the “Payee”). The Payer will pay to the Payee an amount determined as provided in clause (B) below, such payment to be made not later than three Business Days following the determination by the Calculation Agent of such amount.

               (B)   The amount to be paid by the Payer to the Payee under clause (A) above will be the amount agreed promptly by the parties after the Merger Date, failing which it will be determined by the Calculation Agent and based on quotations sought by it from four leading market dealers. Each quotation will represent the quoting dealer’s expert opinion as to the fair value to Payee of the Transaction, based on the option value of each of the Transaction’s components, such that the terms of the Transaction would preserve for Payee the economic equivalent of any payment or delivery (assuming satisfaction of each applicable condition precedent) by the parties in respect of the relevant Transaction that would have been required after that date but for the occurrence of the Merger Event. Each quotation will be calculated on the basis of the following information provided by the Calculation Agent (and such other factors as the quoting dealer deems appropriate):

(i) a volatility equal to the average of the Option Period Volatility of the relevant Shares for each Exchange Business Day during the two-year historical period ending on the Announcement Date of the Merger Event;

(ii) dividends based on, and payable on the same dates as, amounts determined by the Calculation Agent to have been paid in respect of gross ordinary cash dividends on the relevant Shares in the calendar year ending on the Announcement Date; and

(iii) a value ascribed to the relevant Shares equal to the consideration, if any, paid in respect of such Shares to holders of such Shares at the time of the Merger Event.

If more than three quotations are provided, the amount will be the arithmetic mean of the quotations, without regard to the quotations having the highest and the lowest values. If exactly three quotations are provided, the amount will be the quotation remaining after disregarding the highest and the lowest quotations. For this purpose, if more than one quotation has the same highest or lowest value, then one of such quotations will be disregarded. If two quotations are provided, the amount will be the arithmetic mean of the quotations. If one quotation is provided, the amount will equal the quotation. If no quotation is provided, the amount will be determined by the Calculation Agent in its sole discretion.

7.    Expenses

               If a Termination Event other than a Tax Event occurs with respect to a party, that party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and stamp and similar taxes, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

8.    Set-Off.

               Any amount (the “Early Termination Amount”) payable to one party (the “Payee”) by the other party (the “Paver”) under Section 5 hereof, will, at the option of the party (“X”) other than the Affected Party (and without prior notice to the Affected Party), be reduced by its set-off against any amount(s) (the “Other Agreement Amount”) payable (whether at such time or in the future or upon the occurrence of a contingency) by the Payee to the Payer or instrument(s) or undertaking(s) issued or executed by one party to, or in favor of, the other party (and the Other Agreement Amount will be discharged promptly and in all respects to the extent it is so set off). X will give notice to the other party of any set-off effected pursuant to this Section 8.

               If an obligation is unascertained, X may in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

9.    Taxes.

               All payments under Transactions will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party (“X”) will:

(i) promptly notify the other party (“Y”) of such requirement;

(ii) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under clause (iv) below) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

(iii) promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

(iv) if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under the Transactions, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for the failure by Y to deliver promptly, upon reasonable demand by X, any form or document that may be required or reasonably requested in writing in order to allow X to make a payment under the Transactions without any deduction or withholding for or on account of any tax or with such deduction or withholding at a reduced rate, with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification.

If (1) X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under clause (iv) above; (2) X does not so deduct or withhold; and (3) a liability resulting from such tax is assessed directly against X, then, except to the extent Y has satisfied or then satisfies the liability resulting from such tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to provide any form or document as described in clause (iv) above).

10.    Security Agreement.

(A) Collateral.

               (i)   On or prior to the Trade Date, Counterparty will deliver and transfer or procure the delivery and transfer of a number of Shares specified in the relevant Confirmation, either in Clearing Organization form or in certificated form together with all instruments of transfer duly executed in blank (the “Pledged Securities”) to Credit Suisse First Boston LLC or another custodian specified by CSFB Capital (the “Securities Intermediary”), to be held in an account (the “Pledged Account”) in the name of CSFB Capital subject to the ownership interest of Counterparty pursuant to this Section 10. Counterparty hereby transfers and delivers to CSFB Capital, as security, all its right, title and interest in and to any Transaction it may enter into with CSFB Capital pursuant to this Agreement (the “Contract Rights”). Counterparty hereby grants CSFB Capital, as collateral for the obligations of Counterparty in respect of the Transactions pursuant to this Agreement (collectively, the “Secured Obligations”), a first priority perfected security interest in the Pledged Securities, all distributions, dividends and right and warrant issuances in respect thereof, the Contract Rights and all proceeds of the foregoing (collectively, the “Collateral”). With respect to Collateral held in accounts in a Clearing Organization, Counterparty shall furnish to CSFB Capital a list of such Collateral by title (or series) and, if relevant, quantity, unpaid principal amount and maturity date.

               (ii)   If “Total Return Option” is specified as applicable in the relevant Confirmation, (x) the Counterparty instructs the Securities Intermediary to purchase additional Shares with any cash dividends upon receipt thereof at their current market price thereof; The Securities Intermediary may charge its normal commissions therefor and (y) the Counterparty shall cause each definitive certificate evidencing the Shares to be re-registered in the name of “Credit Suisse First Boston LLC (or such other custodian), as secured party” and shall cause all cash dividends paid on the Shares to be paid directly to Credit Suisse First Boston LLC (or such other custodian).

          (B)   Enforcement Events. Upon the occurrence of any Termination Event under this Agreement or in connection with any current or future Transactions contemplated herein (an “Enforcement Event”), (x) CSFB Capital shall have all the rights of a secured creditor under the Uniform Commercial Code in effect in the State of New York with respect to the Collateral and (y) CSFB Capital shall have all the remedies specified in Section 11 hereof.

          (C)   Entitlement Orders. For purposes of perfecting the security interest of CSFB Capital in the Pledged Securities and the Pledged Account, Counterparty hereby authorizes the Securities Intermediary and CSFB Capital to enter into an agreement with the Securities Intermediary pursuant to which the Securities Intermediary will comply with “entitlement orders” (e.g., orders directing the transfer or redemption of the Pledged Securities or other property credited to the Pledged Account) issued by CSFB Capital without further consent of Counterparty.

          (D)   Additional Collateral. If, while this Agreement and the relevant Confirmation are in effect, Counterparty shall become entitled to receive or shall receive (i) any principal payment in respect of the Pledged Securities or (ii) any debenture, other debt instrument, stock certificate, option, right, other security or other property including cash, as an addition to, in substitution of, or in exchange for any of the Pledged Securities, whether or not in connection with any reclassification, recapitalization, increase or reduction of capital, reorganization, merger, consolidation, liquidation or dissolution of the issuer of the Pledged Securities, then Counterparty agrees to accept the same as CSFB Capital’s agent and to hold the same in trust on behalf of CSFB Capital and to deliver the same forthwith to CSFB Capital in the exact form received and in compliance with the terms of this Section 10, as additional Collateral for the Secured Obligations.

          (E)   Further Assurances. Counterparty undertakes that, for so long as the Secured Obligations remain outstanding, Counterparty shall promptly execute all documents and do all acts and things which are required for enabling or assisting CSFB Capital to perfect or improve title to and security over the Collateral or otherwise to enforce any of the rights of CSFB Capital under or in connection with this Section 10.

          (F)   Voting. Counterparty shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of the Transaction Documents or any Transaction thereunder, provided, however, that Counterparty shall not exercise or refrain from exercising such right if, in the judgment of CSFB Capital, such action would have a material adverse effect on the value of the Collateral; and provided further, that Counterparty shall give CSFB Capital at least five Business Days’ prior written notice of the manner in which Counterparty intends to exercise, or the reasons for refraining from exercising, any such right.

          (G)   Return of Collateral. Unless an Enforcement Event has occurred, at such times as Counterparty has performed fully Counterparty’s obligations under all Transactions or such obligations are otherwise extinguished, CSFB Capital shall at the request of Counterparty return the Collateral to Counterparty and upon such return CSFB Capital’s security interest shall be released without further action by either party.

          (H)   Obligations under Transactions. Notwithstanding the pledge referred to above, Counterparty remains fully liable to CSFB Capital for all its obligations under the Transaction Documents and any Transaction thereunder.

          (I)   Rehypothecation. Without limiting the rights and obligations of the parties under this Security Agreement provision, upon the consent of Counterparty in its capacity as pledgor (“Pledgor”) (which consent need not be in writing), on any day from, and including, the date which is thirty (30) calendar days following the Trade Date of the Transaction to which the relevant Collateral relates CSFB Capital, in its capacity as secured party (“Secured Party”), may sell, lend, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business (collectively, “Rehypothecate”), any Collateral, free from any claim or right of any nature whatsoever of Pledgor, including any equity or right of redemption by pledgor and, if a Borrow Fee is specified in the relevant Confirmation, CSFB Capital shall pay to Counterparty, on the first Business Day following the first date on which CSFB Capital Rehypothecates any Collateral in respect of the Transaction to which such Confirmation relates but not in respect of any subsequent Rehypothecation of Collateral in respect of that Transaction, an amount in U.S. Dollars equal to the Borrow Fee (as such term is defined in the relevant Confirmation); provided that Secured Party will replace any Rehypothecated Collateral (with the same Collateral or identical substitute Collateral) (A) upon five (5) Business Days’ notice from Pledgor or (B) if not already replaced, on the applicable Share Delivery Date or any relevant Early Termination Date, as the case might be; provided further that in the case of any Early Termination Date arising pursuant to a Merger Event in which the consideration received by holder of Shares does not consist solely of Non-Stock Consideration, Secured Party will be obligated to replace only Non-Stock Consideration in an amount and of the type that a holder of a number of Shares equal to the number of Shares Rehypothecated by Secured Party immediately prior to such Merger Event would have been entitled to receive in such Merger Event. If at any time at which any Shares constituting Collateral have been Rehypothecated pursuant to this Rehypothecation Section there shall occur an event of a type that would, had Secured Party borrowed such Shares from Pledgor on terms customary for loans of equity securities (as determined by the Calculation Agent), require either (i) an adjustment to the number of Shares or a change in the type of securities or other property that Secured Party would be required to deliver to Pledgor to repay such stock loan or (ii) a payment or delivery by Secured Party to Pledgor in respect of dividends paid or distributions made on such Shares, then, in the case of clause (i), such adjustment or change shall be applied to the number of Shares that Secured Party is required to replace upon notice from Pledgor in accordance with the first proviso to the immediately preceding sentence and, in the case of clause (ii), Secured Party shall make such payment or delivery to Pledgor, whereupon the amount so paid or the assets so delivered shall become Collateral hereunder. All determinations related to the immediately preceding sentence shall be made by the Calculation Agent. Notwithstanding the foregoing, if, in respect of any Transaction, a number of Shares equal to the Base Number of Shares is unavailable for Rehypothecation by Secured Party at any time ((1) as a result of pledgor’s withholding pledgor’s consent to Rehypothecation of such Collateral, (2) as a result of pledgor’s causing Secured Party to replace such Collateral pursuant to the first proviso to the first sentence in this Rehypothecation Section, (3) as a result of any Transfer Restrictions (including the Existing Transfer Restrictions, if any) or (4) otherwise) (a “Rehypothecation Unavailability”), the Calculation Agent shall adjust one or more of the Floor, Cap and any other variable relevant to the exercise, settlement or payment terms hereof or of the Transaction, as appropriate to make Secured Party whole for any costs relating to the borrowing of Shares in connection with hedging Secured Party’s exposure to the Transaction (whether such borrowing is effected by Secured Party or by a counterparty to a transaction entered into by Secured Party to hedge Secured Party’s exposure to the Transaction), as determined by the Calculation Agent. For purposes of determining the occurrence of a Security Agreement Default, the Rehypothecation of any Collateral pledged hereunder shall not affect the status of such Collateral as Collateral or Eligible Collateral hereunder.

     (J)  UCC. This Agreement constitutes a security agreement under Articles 8 and 9 of the UCC (a “Security Agreement”).

     (K)  Substitute Collateral. On five (5) Business Days’ written notice, Counterparty shall have the right to substitute short-term, direct obligations of the U.S. government (“U.S. Obligations”), for the Pledged Securities. Such U.S. Obligations shall constitute Collateral hereunder. In the event that the Counterparty elects to substitute Collateral, CSFB Capital, in its sole discretion, shall determine the value of such substitute Collateral, the procedures and dates for determining the sufficiency of such Collateral and the amounts of any additional Collateral that CSFB Capital may from time to time require (including, without limitation, the extent to which the value of such Collateral will be required to exceed the amount of the Secured Obligations). If CSFB Capital shall request Counterparty pledge additional Collateral, and such failure shall not be cured by the close of business on the next Business Day, then, CSFB Capital shall commence its rights as if an Enforcement Event had occurred, including, but not limited to, the sale of Collateral.

11. Remedies upon Security Agreement Default.

     Upon the occurrence and during the continuance of any default under the Security Agreement, including without limitation a Termination Event under Section 4(G) in respect of the Security Agreement or the Collateral:

     (A)  CSFB Capital may forthwith transfer and register in its or its nominee’s name the whole or any part of the Collateral not theretofore so transferred or registered, (i) exercise all voting rights with respect thereto, (ii) demand, sue for, collect, receive and give acquittance for any and all cash dividends or other distributions or monies due or to become due upon or by virtue thereof, (iii) sell the Collateral in one or more sales applying the proceeds therefrom to the payment of the Secured Obligations in accordance with Section 11(G) hereof and (iv) otherwise to act with respect to the Collateral or the proceeds thereof as though CSFB Capital were the outright owner thereof. CSFB Capital shall have no duty to exercise any of the aforesaid rights, privileges and options and shall not be responsible for any failure to do so or delay in so doing.

     (B)  Counterparty acknowledges and agrees that the Pledged Securities are of a type customarily sold on a recognized market and, therefore, that CSFB Capital is not required to send any notice of its intention to sell or otherwise dispose of the Pledged Securities hereunder. Counterparty further agrees that ten days’ notice from CSFB Capital of its intention to sell or otherwise dispose of other Collateral shall be commercially reasonable. Any sale shall be made at a public or private sale, either for cash or upon credit or for future delivery at such price as CSFB Capital may deem fair, and to the extent permitted by applicable law, CSFB Capital may be the purchaser of the whole or any part of such Collateral so sold and hold the same thereafter in its own right free from any claim of Counterparty or any right or equity of redemption, which right or equity is hereby waived and released. Each sale shall be made to the highest bidder, but CSFB Capital reserves the right to reject any and all bids at such sale which, in its sole discretion, it shall deem inadequate.

     (C)  At the original time or times appointed for the sale of the whole or any part of the Collateral, CSFB Capital may, on one or more occasions, postpone any of said sales by public announcement at the time of sale. In the event of any such postponement, CSFB Capital shall give Counterparty notice of such postponement.

     (D)  Counterparty acknowledges that any sale under the circumstances described in this Section 11 shall be deemed to have been held in a manner which is commercially reasonable. In the event of any sale under the circumstances described in this Section 11, CSFB Capital shall incur no responsibility or liability for selling the whole or any part of the Collateral at a price which CSFB Capital may deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might be realized if the sales were deferred for any reason.

     (E)  Counterparty agrees that it will not at any time plead, claim or take the benefit of any appraisal, stay or similar law now or hereafter in force, or otherwise interfere with any right, power and remedy of CSFB Capital provided for in the Security Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by CSFB Capital of any one or more such rights, powers or remedies.

     (F)  In the case of the Pledged Securities, Counterparty shall irrevocably instruct, and hereby irrevocably instructs, CSFB Capital to transfer such Collateral to CSFB LLC, and shall irrevocably instruct, and hereby irrevocably instructs, CSFB LLC to liquidate the Collateral for the account of Counterparty and to pay to CSFB Capital the proceeds of such liquidation to be applied in the manner set forth in Section 11(G) below.

     (G)  After the occurrence of a default under the Security Agreement, CSFB Capital may apply the net proceeds of any Collateral as follows:

(i) first, to pay all costs and expenses, (including attorneys’ fees and expenses), incurred by or on behalf of CSFB Capital in or incidental to the care or safekeeping of the Collateral or enforcement of its rights with respect to the Collateral or in any way relating to the rights of CSFB Capital under this Security Agreement;

(ii) second, to pay interest in respect of any of the Secured Obligations;

(iii) third, to pay the Secured Obligations; and

(iv) fourth, only after the amounts required for (i), (ii) and (iii) of this Section 11(G) shall have been fully paid and after the payment by CSFB Capital of all other amounts required by any provision of law, to pay the surplus, if any, to Counterparty.

                 (H)  Counterparty shall be liable for the deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay all amounts to which CSFB Capital is entitled and the fees of any attorneys employed by CSFB Capital to realize upon such Collateral and collect such deficiency.

12. Notices.

     Any notice or other communication in respect of this Agreement or any Transaction hereunder may be given in any manner set forth below to the address or number provided in Section 1 hereof and will be deemed effective as indicated: (i) if in writing and delivered in person or by courier, on the date it is delivered; (ii) if sent by facsimile transmission, on the Business Day that receipt of the transmission is confirmed by telephone; or (iii) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted. Any notice, demand or other communication to be provided by CSFB Capital pursuant to this Agreement (including, without limitation, any notice, demand or communication pursuant to Section 5 hereof) shall be sent to the address or facsimile number provided in Section 1 hereof notwithstanding the death of Counterparty, the adjudication of Counterparty as incompetent or the appointment of a guardian with respect to the affairs of Counterparty. Any failure by Counterparty or guardian, conservator, executor, administrator or other similarly appointed person to receive any such notice, demand or communication shall in no way abrogate, invalidate or otherwise affect the validity or enforceability of the notice, demand or communication or the matters set forth therein, including, without limitation, the designation of a Termination Event, Early Termination Date or any other such matter. Either party may by notice to the other change the address or facsimile number at which notices or other communications are to be given to it.

13. Furnishing of Specified Information.

     (A)  Tax Information. Each party (“X”) agrees to deliver to the other party (“Y”), or to such government or taxing authority as Y reasonably directs, the following documents as indicated below:

     Any form or document that may be required or reasonably requested in writing in order to allow Y to make a payment under this Agreement or any Transaction hereunder without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of X in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to Y and to be executed and to be delivered with any reasonably required certification promptly following any such request.

     (B)  Other Specified Information. Counterparty agrees to deliver to CSFB Capital, or to such government or taxing authority as CSFB Capital reasonably directs, the following documents as indicated below:

     (i)  Complete copies of all filings (if any) made by Counterparty with the Securities and Exchange Commission (including, without limitation, Schedules 13D and 13G and Forms 3, 4 and 5) with respect to any Shares upon execution of this Agreement and promptly thereafter following the filing of any such Schedules or Forms;

     (ii)  A certified copy of any certificate of dissolution or termination issued with respect to Counterparty; and

     (iii)  Such other documents as CSFB Capital may reasonably request from time to time promptly following any such request.

14. Miscellaneous.

     (A)  Fractional Shares. In the event Shares are delivered with respect to any Transaction, a cash payment shall be made in lieu of the delivery of fractional Shares , such amount being determined by the Calculation Agent as the product of such fractional number of Shares and the Final Price determined in the manner specified in the Confirmation.

     (B)  Exercise of Rights. It is understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

     (C)  Severability. In the event that any clause or paragraph hereof is deemed unlawful or unenforceable, such clause or paragraph shall be stricken from this Agreement, and the remainder shall remain in full force and effect.

     (D)  Consent to Recording. Counterparty (i) consents to the recording of the telephone conversations of trading and marketing personnel or any other representatives of the parties in connection with this Agreement or any potential transaction between the parties and (ii) agrees to obtain any necessary consent of, and give notice of such recording to, such representatives.

     (E)  Assignment. Neither party may transfer or assign its rights and obligations under this Transaction except with the prior written consent of the other party and any purported transfer or assignment shall be void and of no effect; provided, however, that (i) CSFB Capital shall have the right to assign and transfer (by way of security or otherwise) any interest or obligation in any Transaction or Transaction Document to any of its affiliates and (ii) CSFB Capital may, upon reasonable notice to Counterparty, effect a novation of this Transaction and thereby transfer all of its rights, interests and obligations hereunder to any person or entity having a rating, as assigned by any “nationally recognized statistical rating organization” (as used in Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act), equal to or higher than the lowest rating then in effect with respect to the long-term unsecured, unsubordinated debt securities of Credit Suisse First Boston; provided that any such assignment and/or novation effected pursuant to (i) or (ii) above will not cause Counterparty to experience a material adverse tax consequence. CSFB Capital and Counterparty agree to enter into any assignment and/or novation documentation necessary to effect any permitted assignment and/or novation hereunder.

     (F)  Governing Law. THIS AGREEMENT AND EACH CONFIRMATION WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE).

     (G)  Submission to Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement or any Transaction hereunder (“Proceedings”), each party irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City; and waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

     (H)  WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR ANY TRANSACTION DOCUMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE

FOREGOING WAIVER IN THE EVENT OF ANY SUCH SUIT, ACTION OR PROCEEDING AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE ENTERED INTO THE CONFIRMATION AND THE SECURITY AGREEMENT, AS APPLICABLE, IN RELIANCE ON, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SUBSECTION.

15. Definitions.

     The terms defined in this Section 15 and in the Confirmation will have the meanings specified herein and therein for the purpose of this Agreement and the related Transaction. As used in this Agreement, the following terms shall have the meanings specified below:

     “Additional Termination Event” has the meaning specified in Section 4(I) hereof.

     “Affected Party” has the meaning specified in Section 5(A) hereof.

     “Affiliate” means, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person, or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

     “Announcement Date” means, in respect of a Merger Event, the date of the first public announcement of a firm intention, in the case of a Merger Event, to merge or to make an offer (whether or not amended or on the terms originally announced) that leads to the Merger Event, as determined by the Calculation Agent.

     “Base Number of Shares” means the number of Shares specified as such in the relevant Confirmation.

     “Business Day” means any day other than a Saturday or a Sunday or a day on which banks are required or authorized to close in New York or London.

     “Calculation Agent Adjustment” has the meaning specified in Section 3(B) hereof.

     “Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any laws) that occurs on or after the date of this Agreement.

     “Clearing Organization” means (i) The Depository Trust Company in New York, New York, (ii) the Euroclear System, operated by Morgan Guaranty Trust Company, New York, Brussels branch, (iii) CEDEL S.A., Luxembourg or (iv) such other clearing organization or book-entry system in which Collateral may be held.

     “Collateral” has the meaning specified in Section 10(A) hereof.

     “Combined Consideration” means New Shares in combination with Other Consideration.

     “Contract Rights” has the meaning specified in Section 10(A) hereof.

     “CSFB LLC” means Credit Suisse First Boston LLC.

     “Early Termination Date” has the meaning specified in Section 5(C) hereof.

     “Eligible Collateral” means, in respect of any Transaction, Shares as defined for the purposes of that Transaction; provided that Counterparty has good and marketable title thereto, free of all Liens (other than the security interests in the Collateral created hereby) and Transfer Restrictions (other than the Existing Transfer

Restrictions, if any) and that CSFB Capital has a valid, first priority perfected security interest therein, a first lien thereon and Control (as such term is defined in the UCC) with respect thereto.

     “Enforcement Event” has the meaning specified in Section 10(B) hereof.

     “Exchange” means the principal market on which Shares are traded, as specified in the relevant Confirmation.

     “Exchange Business Day” means any day that is (or, but for the occurrence of a Market Disruption Event, would have been) a trading day on the relevant Exchange other than a day on which trading on such Exchange is scheduled to close prior to its regular weekday closing time.

     “Ex-Dividend Date means, in respect of any cash dividend in respect of any Shares, the first Exchange Business Day on which those Shares trade “ex-div” on the relevant Exchange in respect of such dividend.

     “Existing Transfer Restrictions” means, with respect to any securities, Transfer Restrictions existing at the date on which such securities are pledged by pledgor to Secured Party by virtue of the fact that Pledgor is an “affiliate”, within the meaning of Rule 144, of the Issuer, by virtue of the fact that such securities are “restricted securities”, within the meaning of Rule 144, by virtue of Rule 145, or otherwise.

     “Extraordinary Dividend” a 10% or more increase from the last dividend paid on the shares.

     “Indemnifiable Tax” means any withholding tax other than a tax that would not be imposed in respect of a payment under a Transaction but for a present or former connection between the jurisdiction of the government or taxation authority imposing such tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organized, present or engaged in a trade or business in such jurisdiction or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced the relevant Transaction).

     “Initial Price” means the amount specified as such in the relevant Confirmation.

     “Insider” means (i) a person who is an officer, director of the Issuer or a beneficial owner of more than 10% of any class of equity securities of the Issuer required to file reports pursuant to Section 16(a) of the Securities Exchange Act (ii) a person who is an affiliate of the Issuer within the meaning of Rule 144 and (iii) a person who is a beneficial owner of more than 5% of any class of equity securities of the Issuer required to file reports pursuant to Section 13 of the Securities Exchange Act.

     “Issuer” means the issuer identified as such in the relevant Confirmation.

     “Lien” means any lien, mortgage, security interest, pledge, charge or encumbrance of any kind.

     “Loss of Economic Stock-Borrow” means CSFB Capital is unable to obtain the Shares, either directly or through any of its affiliates, through the securities lending market at a competitive level and on a basis consistent with the economic assumptions of CSFB Capital as of the Trade Date.

     “Market Disruption Event” means the occurrence or existence on any Exchange Business Day during the one-half hour period that ends at the relevant Valuation Time of the suspension of or limitation imposed on trading (i) in the relevant Shares on the Exchange or any successor exchange or (ii) in options of futures contracts relating to the relevant Shares on the relevant options or futures exchanges, if in either case the Calculation Agent determines such suspension or limitation is material to a valuation of Shares.

     “Merger Date” means, in respect of a Merger Event, the date upon which all holders of the relevant Shares (other than, in the case of a takeover offer, Shares owned or controlled by the offeror) have agreed or have irrevocably become obliged to transfer their Shares.

     “Merger Event” means, in respect of any relevant Shares, any (i) rectification or change of Shares that results in a transfer of or an irrevocable commitment to transfer all of such Shares outstanding, (ii) consolidation, amalgamation or merger of the Issuer with or into another entity or (iii) other takeover offer for such Shares that results in a transfer of or an irrevocable commitment to transfer all such Shares (other than such Shares owned or controlled by the offeror), in each case if the Merger Date is on or before the final Valuation Date.

     “New Shares” means shares, whether of the offeror or a third party offered as consideration to existing holders of Shares as consideration for entering into a Merger Event.

     “Non-Stock Consideration” means cash or property other than common stock.

     “Option Period Volatility” means, in respect of any Exchange Business Day, the volatility (calculated by referring to the closing price of the relevant Shares on the Exchange) for a period equal to the number of days between the Announcement Date and the Scheduled Valuation Date.

     “Payment Date” has the meaning specified in Section 5(E) hereof.

     “Payments upon Merger Events” has the meaning specified in section 5(F) hereof.

     “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Pledged Account” has the meaning specified in Section 10(A) hereof.

     “Pledged Securities” has the meaning specified in Section 10(A) hereof.

     “Pledgor” has the meaning specified in Section 10(I).

     “Potential Adjustment Event” means any of the following:

(i) a subdivision, consolidation or reclassification of relevant Shares (unless a Merger Event), or, a free distribution or dividend of any such Shares to existing holders by way of bonus, capitalization or similar issue;

(ii) a distribution or dividend to existing holders of the relevant Shares of (A) such Shares, or (B) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the Issuer equally or proportionately with such payments to holders of such Shares, or (C) any other type of securities, rights or warrants or other assets, in any case for payment (cash or other) at less than the prevailing market price as determined by the Calculation Agent;

(iii) an extraordinary dividend;

(iv) a call by the Issuer in respect of relevant Shares that are not fully paid;

(v) a repurchase by the Issuer of relevant Shares whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise; or

(vi) any other similar event that may have (A) a diluting or concentrative effect on the theoretical value of the relevant Shares or (B) a material effect on the Option Period Volatility.

     “Purchase Price” means the purchase price for the Shares, as specified in the relevant Confirmation.

     “Rehypothecation Unavailability” has the meaning specified in Section 10(I).

     “Rehypothecate” has the meaning specified in Section 10(I) and “Rehypothecated” and “Rehypothecation” shall be interpreted accordingly.

     “Rule 144” means Rule 144 promulgated under the Securities Act.

     “Rule 145” means Rule 145 promulgated under the Securities Act.

     “Scheduled Valuation Date” means the date specified as such in the relevant Confirmation.

     “Secured Obligations” has the meaning specified in Section 10(A) hereof.

     “Secured Party” has the meaning specified in Section 10(I).

     “Securities Act” means the Securities Act of 1933, as amended.

     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Securities Intermediary” has the meaning specified in Section 10(A) hereof.

     “Security Agreement Default” has the meaning specified in section 4(G) hereof.

     “Share-for-Combined” means, in respect of a Merger Event, that the consideration for the relevant Shares consists of Combined Consideration.

     “Share-for-Other” means, in respect of a Merger Event, that the consideration for the Shares consists solely of Other Consideration.

     “Share-for-Share” means, in respect of a Merger Event, that the consideration for the Shares consists of (or, at the option of the holder of such Shares, may consist) solely of New Shares.

     “Shares” means the equity securities identified as such in the relevant Confirmation.

     “Specified Transaction” means (1) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Counterparty or any Affiliate of the Counterparty and CSFB Capital or any Affiliate of CSFB Capital which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other such transaction (including any option with respect to any of these transactions), (2) any combination of these transactions, and (3) any other agreement, deed or instrument entered into between the parties.

     “Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

     “Tax Event” has the meaning specified in Section 4(F) hereof.

     “Trading Day” means an Exchange Business Day on which no Market Disruption Event occurs.

     “Transaction Document” means (1) this Agreement; (2) each Confirmation; and (3) any related agreement thereunder.

     “Transfer Restrictions” means, with respect to any Share, any condition to or restriction on the ability of the owner thereof to sell, assign or otherwise transfer such Share or of any document related thereto whether set forth on the certificate of such Share itself or in any document related thereto, including, without limitation, (i) any requirement mat any sale, assignment or other transfer of such Share be consented to or approved by any Person, including, without limitation, the Issuer or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such Share, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the Issuer of, any other obligor on or any registrar or transfer agent for, such Share, prior to the sale, pledge, assignment or other transfer of such Share and (iv) any registration or qualification requirement or prospectus delivery requirement for such item of collateral pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising as a result of Rule 144 or Rule 145; provided that the required delivery of any assignment, instruction or entitlement order from the seller, pledgor, assignor or transferor of such Share, together with any evidence of the corporate or other authority of such Person, shall not constitute a “Transfer Restriction”.

     “UCC” means the Uniform Commercial Code as in effect in the State of New York.

     “Valuation Date” means the date specified as such in the relevant Confirmation.

     Please confirm that the foregoing correctly sets forth the terms of our agreement by executing and returning the copy of this Agreement enclosed for that purpose.

Yours faithfully,

CREDIT SUISSE FIRST BOSTON CAPITAL LLC

By:	/s/ LINDA STEINMULLER

Name: LINDA STEINMULLER Title: VICE PRESIDENT

Accepted and confirmed as of the date first written above by:

COUNTERPARTY-___________________

By:

Name:________________

By your signature above, you hereby acknowledge the Collateral transfers by Counterparty as contemplated in this Agreement and agree that your legal and/or beneficial rights, if any, in any such Collateral shall be subordinate to the rights of CSFB Capital in such Collateral as a secured party as provided in this Agreement and as provided by applicable law. In accordance with the terms of this Agreement, CSFB Capital shall be entitled to apply the Collateral (and any proceeds thereof) to satisfy Counterparty’s obligations to CSFB Capital under this Agreement prior to any claim or right which you may have in the Collateral.